Exhibit 99.1

News Release

IMMUNOGEN ANNOUNCES PROPOSED $100 MILLION OFFERING OF CONVERTIBLE SENIOR NOTES DUE 2021

Waltham, MA, June 13, 2016 — ImmunoGen, Inc.  (NASDAQ: IMGN) today announced its intention to offer and sell to the initial purchasers, subject to market and other conditions, $100 million aggregate principal amount of convertible senior notes due 2021 (the “Notes”) in a private placement. The Notes will be offered by the initial purchasers only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The sale is expected to close on June 20, 2016. ImmunoGen also intends to grant the initial purchasers of the Notes an option, exercisable for 30 days, to purchase up to an additional $15 million aggregate principal amount of the Notes on the same terms and conditions to cover over-allotments, if any.

The Notes will be senior unsecured obligations of ImmunoGen, and interest will be payable semi-annually.  The Notes will be convertible by the holders at their option at any time prior to the close of business on the business day immediately preceding the maturity date of July 1, 2021. Upon conversion, the holders will receive shares of ImmunoGen’s common stock.  Upon specified corporate events, subject to certain conditions, holders may require ImmunoGen to repurchase for cash all or part of their Notes at a price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest. Following certain corporate events that occur prior to the stated maturity date, ImmunoGen will increase the conversion rate for a holder who elects to convert the Notes in connection with such a corporate event in certain circumstances. The interest rate, initial conversion rate and other terms of the Notes will be determined at the time of pricing of the offering.

ImmunoGen intends to the use net proceeds of the offering for its operations, including but not limited to clinical trial expenditures, including the manufacture of ImmunoGen’s experimental therapies, other research and development expenditures, and other corporate purposes, capital expenditures and working capital.

The Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the Notes nor the shares of ImmunoGen’s common stock issuable upon conversion of the Notes have been registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale is unlawful.  Any offers of the securities will be made only by means of a private offering memorandum pursuant to Rule 144A under the Act.

About ImmunoGen

ImmunoGen is a clinical-stage biotechnology company that develops targeted cancer therapeutics using its proprietary antibody-drug conjugate (“ADC”) technology. ImmunoGen’s lead product candidate, mirvetuximab soravtansine, is being advanced to Phase 3 testing for FRα-positive platinum-resistant ovarian cancer, and is also in Phase 1b/2 testing in combination regimens for earlier-stage disease. ImmunoGen’s ADC technology is used in  Roche’s marketed product, Kadcyla®, and in two other clinical-stage ImmunoGen product candidates, and in programs in development by partners Amgen, Bayer, Biotest, CytomX, Lilly, Novartis, Sanofi and Takeda.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements about whether or not we will offer the Notes or consummate the offering, the anticipated terms of the Notes and the offering, and the anticipated use of the proceeds from the offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to whether or not we will be able to raise capital through the sale of the Notes, the final terms of the proposed offering, market and other conditions, the satisfaction of customary closing conditions related to the proposed offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that we will be able to complete the proposed offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Additional risks and uncertainties relating to the proposed offering, ImmunoGen and our business can be found under the heading “Risk Factors” in the filings that we periodically make with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

CONTACT	For Investors	For Media
	Carol Hausner	Michael Lampe
	info@immunogen.com	michael@scientpr.com
	781-895-0600	484-575-5040

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